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EXHIBIT C.2
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CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
                                                     December 31,
In millions                                        1996        1995
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
ASSETS
Current assets:
 Cash and cash equivalents                         $201        $192
 Accounts and notes receivable                    2,113       1,886
 Inventories and supplies                           159         227
 Deferred tax asset                                 140         282
 Marketable securities                               58           -
 Prepaid and other                                  367         322
                                           -------------------------
   Total current assets                           3,038       2,909
                                           -------------------------

Property, plant and equipment - net              18,281      14,677
Investment in Time Warner Entertainment           2,477       2,483
Intangible assets - net                          12,078       1,798
Investment in international ventures              1,882       1,511
Net investment in assets held for sale              409         429
Other assets                                      2,433       1,264
                                           -------------------------
   Total assets                                 $40,598     $25,071
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LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,051      $1,901
 Accounts payable                                 1,316         975
 Due to Continental shareholders                  1,150           -
 Dividends payable                                  263         254
 Other payables                                   2,294       1,922
                                           -------------------------
   Total current liabilities                      6,074       5,052
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Long-term debt                                   14,300       6,954
Deferred taxes                                    4,304       1,270
Postretirement and other postemployment
 benefit obligations                              2,479       2,433
Deferred credits and other                          799         763

Preferred securities of subsidiary
 trust holding Company-guaranteed
 debentures                                       1,080         600
Preferred stock subject to
 mandatory redemption                                51          51

Shareowners' equity:
 Preferred shares                                   920           -
 Common shares                                   10,741       8,228
 Retained deficit                                   (30)       (115)
 LESOP guarantee                                    (91)       (127)
 Foreign currency translation adjustments           (29)        (38)
                                           -------------------------
  Total shareowners' equity                      11,511       7,948
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   Total liabilities & shareowners' equity      $40,598     $25,071
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